UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 5, 2007 (June 4, 2007)

AEROFLEX INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

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DELAWARE (State or Other Jurisdiction of Incorporation)	000-02324 (Commission File Number)	11-1974412 (I.R.S. Employer Identification No.)
35 South Service Road Plainview, New York (Address of Principal Executive Offices)		11803 (Zip Code)
Registrant’s telephone number including area code: (516) 694-6700
No change since last report (Former Name or Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Reference is made to the Agreement and Plan of Merger (the “Terminated Merger Agreement”), dated as of March 2, 2007, by and among AF Holdings, Inc. (“AFH”), AF Merger Sub, Inc. and Aeroflex Incorporated (the “Company”) and to the Agreement and Plan of Merger (the “Current Merger Agreement”), dated as of May 25, 2007, by and among AX Holding Corp. (“AXH”), AX Acquisition Corp. and the Company. AXH is a wholly-owned subsidiary of The Veritas Capital Fund III, L.P. (“Veritas”) and following consummation of the merger under the Current Merger Agreement will have as its owners Veritas, Golden Gate Private Equity, Inc. (“Golden Gate”) and GS Direct, L.L.C. (“GS Direct”).

On June 4, 2007, AFH filed an action against the Company in the Court of Chancery of the State of Delaware in and for New Castle County, captioned AF Holdings, Inc. v. Aeroflex Incorporated, Civil Action No. 2997. The complaint alleges, among other things, that the Company breached the Terminated Merger Agreement in connection with its termination by paying AFH a “breakup fee” of $22.5 million (a $15 million termination fee plus reimbursement of $7.5 million in expenses) when instead AFH contends that it was owed a “Company termination fee” of $37.5 million (a $30 million termination fee plus reimbursement of $7.5 million in expenses). As previously reported, the Terminated Merger Agreement was terminated on May 25, 2007 in connection with the Company entering into the Current Merger Agreement. The complaint alleges that AFH was owed the higher “Company termination fee” because members of the group consisting of Veritas, Golden Gate and GS Direct were not “excluded parties” under the terms of the Terminated Merger Agreement. The complaint is seeking a judgment of $15 million, plus pre-judgment and post-judgment interest and costs and expenses, including reasonable attorneys’ fees. No date for trial has been set for this action. The Company believes that the allegations in the complaint are without merit, and it intends to defend against them vigorously.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROFLEX INCORPORATED

By:	/s/ John Adamovich, Jr.
Name: John Adamovich, Jr.
Title: Senior Vice President and Chief Financial Officer

Dated: June 5, 2007

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